Exhibit 99.2

Angeion Corporation
350 Oak Grove Parkway
St. Paul, MN 55127 USA

Telephone: 651/484-4874
Facsimile:  651/484-4826

FOR IMMEDIATE RELEASE

Contact:	Richard Jahnke, President & CEO	[LOGO]
651/484-4874
Brenda Roth, media, 612/822-6906

Angeion Announces Preliminary Fourth Quarter and 1999 Operating Results
for Medical Graphics Subsidiary and Reaffirms its Business Direction

    SAINT PAUL, MN (March 6, 2000)—Angeion Corporation (Nasdaq: ANGN) announced today preliminary revenues for its recently acquired Medical Graphics subsidiary (www.medgraph.com) of approximately $6.0 million and $22.2 million for the three months and twelve months ended December 31, 1999. This compares to revenues of $5.8 million and $20.4 million for the three months and twelve months ended December 31, 1998, respectively. Operating income before interest and taxes for the Medical Graphics subsidiary is expected to be more than $450,000 and $1.3 million for the fourth quarter and year ended December 31, 1999, respectively. Angeion acquired Medical Graphics Corporation on December 21, 1999, and these preliminary results reflect Medical Graphics' operations for the entire fourth quarter and year.

    Angeion had no operating revenue for the fourth quarter from its Implantable Cardioverter Defibrillator (ICD) business and will report total revenues of $5.2 million from the ICD business for the year ended December 31, 1999. The Company expects both the quarter and year to show continued operating losses for this business. Angeion expects that there will be additional adjustments in the fourth quarter as a result of its consolidation of the Medical Graphics business, but has not yet determined the effect of these adjustments on its net results or financial position.

    Angeion has largely completed its assimilation of the Medical Graphics business and intends to focus its future efforts primarily on the markets served by and business operations of Medical Graphics, and the acquisition and development of future businesses that contribute to shareholder value. Medical Graphics now comprises a majority of the total assets of Angeion and generates a majority of the revenues of Angeion. As a result, Angeion has decided to pursue the license or transfer of its ICD technology and intends to discontinue the ICD product line. Angeion expects the last sales of ICD products to occur during the first half of 2000.

    As previously announced, in 1999 Angeion agreed to grant a non-exclusive license of its ICD technology to Medtronic, Inc., and to grant a non-exclusive license of its ICD technology and to transfer some of its ICD assets to ELA Medical, Inc. These transactions, the terms of which required shareholder and note holder consent, were entered into prior to the Medical Graphics acquisition. The transactions did not receive note holder consent and were not consummated. Due to the Medical Graphics acquisition, however, Angeion has concluded it does not now need shareholder or note holder consent for any future license or transfer of ICD technology.

    Recently, Angeion entered into separate discussions with Medtronic and with ELA Medical to determine if it can structure new transactions that are in the best interests of Angeion and its shareholders. There can be no assurance that Angeion will successfully conclude transactions that are similar to those previously negotiated with either of these entities or enter into transactions with any other third parties to license or transfer the ICD technology. Angeion believes that any additional funds it may receive from the license or transfer of its non-Medical Graphics assets will strengthen the Company's financial position and its ability to manufacture and sell medical devices.

    Founded in 1986, Angeion Corporation acquired Medical Graphics (www.medgraph.com) in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems and related software for the management and improvement of cardiorespiratory health.

    The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's Annual Report on Form 10-K, as filed with the SEC on March 31, 1999, and the Company's other periodic filings with the SEC, copies of which are available upon request.

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